Exhibit 99.1
Stratos International Announces First Quarter Results
Reports Q1 Revenues of $20.6 Million
CHICAGO, Aug. 25 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), today announced financial results for its first quarter ended July 31, 2005.
Sales for the first quarter of fiscal 2006 were $20.5 million. Stratos also recorded license fees and royalty income of $0.1 million. For comparison, fourth quarter fiscal 2005 sales for the three months ended April 30, 2005 were $21.3 million and license fees and royalty income were $0.2 million. Sales for the first quarter of fiscal 2005 were $21.0 million and license fees and royalties were $0.2 million.
The net loss attributable to common shareholders for the first quarter of fiscal 2006 was $1.2 million, or $0.09 per share. The net loss in the first quarter includes a net benefit of $0.4 million primarily related to the resolution of accruals. By comparison, Stratos reported a net loss attributable to common shareholders of $0.5 million or $0.04 per share for the first quarter of fiscal 2005, which included $2.6 million in income related to litigation settlements. The net loss attributable to common shareholders for the fourth quarter of fiscal 2005 was $2.4 million or $0.18 per share.
Common shares outstanding as of July 31, 2005 were 14,580,123 shares. Cash and short-term investments at July 31, 2005 were $34.6 million compared to $31.8 million at April 30, 2005. Capital expenditures were $0.4 million in the first quarter of fiscal 2006 compared to $0.2 million in the first quarter of the prior year.
Andy Harris, President and CEO of Stratos, remarked, “We are pleased that our revenue numbers hit our guidance range and we achieved positive EBITDA in the quarter. The impact of our emphasis on improving our financial and operational discipline is being demonstrated. I believe our continued focus on the customer will bring Stratos to success in our markets and bring us to profitability.”
Webcast of Investor Call Available Today
Chief Executive Officer, Andy Harris, and Chief Financial Officer, Barry Hollingsworth will discuss Stratos’ earnings and operations. Investors and other interested parties may listen to the live web cast by visiting the investor relations section of the Stratos International website at www.stratosinternational.com. An audio replay of the call will be accessible to the public two hours after the call’s completion by calling (800) 642-1687 or (706) 645-9291 and then following the prompts to enter Conference ID Number 8479746. The replay will be available for two days following the call.
A web cast replay will also be available on Stratos’ website.

ABOUT STRATOS INTERNATIONAL
Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.
Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 100 patents. Stratos currently serves more than 1,300 active customers, who are primarily in telecom/datacom, military/aerospace and video markets. Stratos’ headquarters is in Chicago, Illinois, USA.
Safe Harbor Statement
This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to Stratos as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; Stratos’ dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in Stratos’ annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.
For additional information, contact Jim Tournier, Investor Relations at (708) 457-2645, or email at jtournier@stratoslightwave.com. Website: www.stratosinternational.com.

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	July 31
	2005		2004
Revenues:
Net sales	$20,480		$21,023
License fees and royalties	144		220
Total revenues	20,624		21,243

Cost of revenues	12,453		13,814
Gross profit	8,171		7,429
Gross profit %	39.6%		35.0%

Operating expenses
Research and development	2,004		2,406
Sales and marketing	2,547		2,809
General and administrative	4,304		5,180
Litigation settlements, net	—		(2,563)
Total operating expenses	8,855		7,832

Loss from operations	(684)		(403)

Gain on sale of business	—		—
Investment income, net	252		64
Other income (expenses)	647)		(54)

Loss before income taxes	(1,079)		(393)

Income tax (provision) credit	(9)		—

Net loss	(1,088	) #	(393)

Preferred Stock Dividends	($87)		($87)

	Three Months Ended
	July 31
	2005	2004
Net loss attributable to Common shareholders	($1,175)	($480)

Per share data, basic and diluted:
Net loss	($0.08)	($0.03)
Preferred stock dividend requirement	(0.01)	(0.01)
Net loss per share attributable to common shareholders	($0.09)	($0.04)

Weighted average number of Common Shares outstanding:
Basic and diluted	13,894	13,534